UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 14, 2014

Lihua International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34445	14-1961536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Lihua Holdings Limited Houxiang Five-Star Industry District Danyang City, Jiangsu Province, PRC 212312
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-511-86317399

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Information.

On May 14, 2014, Ms. Daphne Huang, Chief Financial Officer of Lihua International, Inc. (the “Company”), received a copy of an executed stock purchase agreement (the “Agreement”), dated May 11, 2014, between Magnify Wealth Enterprises Limited, a BVI company (“Magnify Wealth”) and Power Apex Holdings Limited, a BVI company (“Power Apex”). Pursuant to the Agreement, Magnify Wealth sold 13,195,000 shares of common stock of the Company (the “Shares”) in a private transaction to Power Apex. The Shares represent approximately 44% of the total share ownership of the Company. Magnify Wealth’s share ownership was reduced to 155,000 shares of common stock of the Company after the sale. Mr. Zhu, the Company’s former Chairman, CEO and President, is the sole director and sole officer of Magnify Wealth. The shareholders of Magnify Wealth are Mr. Chu Fu Ho and Europe EDC.

Based upon information provided to the Company, Wuxi Industry Development Group Co., Ltd. (“WXIDG”) is an indirect substantial shareholder of Power Apex. WXIDG is a state-owned enterprise of the People’s Republic of China, which was established by the Wuxi City government in 2008. According to information provided to the Company by WXIDG and publicly available information, as of the end of 2013 WXIDG had total assets of approximately RMB 29.4 billion (~$4.7 billion), net assets of approximately RMB 15.5 billion (~$2.5 billion), and was ranked number 210 among the top 500 companies in China.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 19, 2014	Lihua International, Inc.

	By:	/s/ Daphne Huang
Name: Daphne Huang Title: Chief Financial Officer